SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

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SHURGARD STORAGE CENTERS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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1155 Valley Street

P.O. Box 900933

Seattle, Washington 98109

Phone 206 624 8100

Fax 206 624 1645

www.shurgard.com

April     , 2005

Dear Shareholder:

We cordially invite you to attend the 2005 Annual Meeting of Shareholders of Shurgard Storage Centers, Inc. (the “Annual Meeting”) at 10:00 a.m. on Friday, May 6, 2005, at Benaroya Hall, 200 University Street, Second Floor, Seattle, Washington 98101. Please see our web site at http://www.shurgard.com for directions.

The Notice of Annual Meeting of Shareholders and the Proxy Statement that follow provide information about Shurgard as well as details of the business to be conducted at the Annual Meeting. There will also be time for questions.

Whether or not you plan to attend the Annual Meeting, please vote your shares in one of three ways: via Internet, telephone or mail. If you elect to vote by mail, please sign, date and return your proxy card in the enclosed postage-paid envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy. If you plan to attend, and your shares are held in the name of a broker or other nominee, please bring with you a proxy or letter from the broker or nominee to confirm your ownership.

Sincerely,

Charles K. Barbo
Chairman and Chief Executive Officer

IMPORTANT

A proxy card is enclosed. We urge all shareholders to complete and mail the proxy card promptly, or use the instructions on your proxy card to use telephone or Internet voting to vote your shares. See our question and answer section for information about voting by telephone or Internet, revoking a proxy and voting shares in person.

SHURGARD STORAGE CENTERS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 6, 2005

To Our Shareholders:

The 2005 Annual Meeting of Shareholders (the “Annual Meeting”) of Shurgard Storage Centers, Inc. (“we,” the “Company” or “Shurgard”) will be held at Benaroya Hall, 200 University Street, Second Floor, Seattle, Washington 98101, on Friday, May 6, 2005, at 10:00 a.m. local time. The purposes of the Annual Meeting are:

1.	to elect five directors to our board of directors;

2.	to approve an amendment to our articles of incorporation declassifying our board and providing for the annual election of all directors;

3.	to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accountants;

4.	to act on a shareholder proposal if presented at the meeting; and

5.	to transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

The board of directors has set March 11, 2005 as the record date for the Annual Meeting. This means that owners of our common stock at the close of business on that date are entitled to receive notice of, and to vote at, the Annual Meeting. We will make the list of shareholders entitled to vote at the Annual Meeting available at our corporate offices at 1155 Valley Street, Suite 400, Seattle, Washington 98109, for ten days immediately prior to the Annual Meeting. The list will also be available at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, we encourage you to vote your shares via Internet, telephone, or mail as more fully described on the proxy card. You may revoke your proxy at any time before it is exercised, by submitting to our Corporate Secretary written notice of revocation, a properly executed proxy of a later date or by attending the Annual Meeting and voting in person. You may vote in person at the Annual Meeting even if you have previously returned a proxy.

By Order of the Board of Directors,

Jane A. Orenstein
Corporate Secretary

Seattle, Washington

April     , 2005

SHURGARD STORAGE CENTERS, INC.

PROXY STATEMENT FOR ANNUAL MEETING

OF SHAREHOLDERS

TO BE HELD May 6, 2005

The board of directors of Shurgard Storage Centers, Inc. (“we,” the “Company” or “Shurgard”) is furnishing you this proxy statement to solicit proxies to be voted at the 2005 Annual Meeting of Shareholders to be held at 10:00 a.m. on Friday, May 6, 2005, at Benaroya Hall, 200 University Street, Second Floor, Seattle, Washington 98101, and at any postponement or adjournment thereof (the “Annual Meeting”). Only owners of record of shares of our common stock at the close of business on March 11, 2005 are entitled to vote at the Annual Meeting. On that date, Shurgard had 46,658,253 shares of common stock outstanding. Each share of our common stock outstanding on the record date is entitled to one vote. A quorum will exist if there are present, in person or by proxy, a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting.

The address of our principal executive offices is 1155 Valley Street, Suite 400, Seattle, Washington 98109. We are first sending this proxy statement and the accompanying proxy card to shareholders on or about April     , 2005.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1.    What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. Our board of directors has designated Charles K. Barbo, our Chairman of the Board of Directors and Chief Executive Officer (“CEO”), and David K. Grant, our President and Chief Operating Officer, as proxies for the Annual Meeting.

2.    What is a proxy statement?

A proxy statement is a document that Securities and Exchange Commission regulations require us to give you when we ask you to sign a proxy card designating Charles K. Barbo and David K. Grant each as proxies to vote on your behalf.

3.    What is the difference between a shareholder of record and a shareholder who holds stock in street name?

If your shares are registered directly in your name, you are a shareholder of record. If you are a shareholder of record, this proxy statement and the accompanying proxy card have been sent directly to you. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. If you hold your shares in street name, this proxy statement and the accompanying proxy card have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares.

4.    How do you get an admission card to attend the Annual Meeting?

If you are a shareholder of record, your admission card is attached to your proxy card. You will need to bring it with you to the Annual Meeting. If you own shares in street name, you will need to ask your broker or bank for an admission card in the form of a legal proxy. You will need to bring the legal proxy with you to the Annual Meeting. If you do not receive the legal proxy in time, bring your most recent brokerage statement with you to the Annual Meeting. We can use that to verify your ownership of common stock and admit you to the

Annual Meeting; however, you will not be able to vote your shares at the Annual Meeting without a legal proxy. Please note that if you own shares in street name and you request a legal proxy, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the Annual Meeting and vote in person. You will also need to bring a photo ID to gain admission.

5.    What different methods can you use to vote?

(a)	By Written Proxy: All shareholders can vote by written proxy card.

(b)	By Telephone and Internet Proxy: All shareholders of record also can have their shares voted by proxy by touch-tone telephone from the United States and Canada, using the toll-free telephone number on the proxy card, or by Internet, using the procedures and instructions described on the proxy card and other enclosures. Street name holders may vote by telephone or Internet if their bank or broker makes those methods available, in which case, the bank or broker will enclose the instructions with this proxy statement. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded.

(c)	In Person: All shareholders may vote in person at the Annual Meeting (unless they are street name holders without a legal proxy, as described in question 4).

6.    What is the record date and what does it mean?

The record date for the Annual Meeting is March 11, 2005. The record date is established by the board of directors as required by Washington law. Owners of record of common stock at the close of business on the record date are entitled to:

(a)	receive notice of the Annual Meeting; and

(b)	vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

7.    How can you revoke a proxy?

A shareholder can revoke a proxy prior to the completion of voting at the Annual Meeting by:

(a)	giving written notice to our Corporate Secretary;

(b)	delivering a later-dated proxy; or

(c)	voting in person at the Annual Meeting.

8.    Are votes confidential? Who counts the votes?

We will continue our long-standing practice of holding the votes of all shareholders in confidence from directors, officers and employees except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against us, (b) in the case of a contested proxy solicitation, (c) if a shareholder makes a written comment on the proxy card or otherwise communicates his/her vote to management, or (d) to allow the independent inspector of the election to certify the results of the vote. We hire an independent tabulator to receive and tabulate the proxies and an independent inspector of the election from our transfer agent, American Stock Transfer & Trust Company, to certify the results.

9.    What are my voting choices when voting for director nominees and the other proposals, and what are the voting requirements to approve each of the proposals?

In the vote on the election of the five director nominees, shareholders may: (a) vote in favor of all nominees, (b) vote to withhold votes as to all nominees, or (c) vote in favor of or withhold votes as to specific nominees.

The director nominees elected will be those five candidates receiving the greatest number of affirmative votes cast by shares entitled to vote. You are not entitled to cumulate votes in the election of directors. If any of the nominees for the board of directors becomes unavailable for election for any reason, such shares will be voted for the election of such substitute nominee as the board of directors may propose.

For the remaining proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you provide specific instructions with regard to these proposals, your shares will be voted as you instruct.

The proposal to approve the amendments to our articles of incorporation declassifying the board and providing for annual election of all directors will be adopted under Washington law and under our articles of incorporation if it receives the affirmative vote of holders of at least two-thirds of the shares entitled to vote.

The proposal to ratify the selection of our independent registered public accountants and the shareholder proposal to amend our bylaws to require a majority vote to elect directors will each be adopted under Washington law if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.

10.    What are “broker non-votes” and what effect do they have on the voting?

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Brokers may exercise discretion to vote shares as to which instructions are not given with respect to the election of directors and the ratification of the selection of independent registered public accountants. Abstentions, withheld votes and broker non-votes will have no effect on the election of directors, because the directors elected will be those five candidates receiving the greatest number of affirmative votes, or on the proposal to ratify the selection of the independent registered public accountants, because they do not constitute votes cast “FOR” or “AGAINST” the proposal. Abstentions, withheld votes and broker non-votes will have the same effect as votes against the proposal to approve the amendment to our articles of incorporation declassifying our board of directors and the amendment to our bylaws to require a majority vote to elect directors.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the Annual Meeting.

11.    How does the board of directors recommend that I vote?

Our board of directors recommends that you vote your shares:

•	“FOR” each of the nominees to the board of directors;

•	“FOR” the amendments to our articles of incorporation declassifying our board of directors and providing for annual election of all directors;

•	“FOR” the ratification of the selection of our independent registered public accountants for 2005; and

•	“AGAINST” the amendment to our bylaws to require a majority vote to elect directors.

12.    What if a shareholder does not specify a choice for a matter when returning a proxy?

Shareholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, proxies that are signed and returned will be voted:

•	“FOR” each of the nominees to the board of directors;

•	“FOR” the amendments to our articles of incorporation declassifying our board of directors and providing for annual election of all directors;

•	“FOR” the ratification of the selection of our independent registered public accountants for 2005; and

•	“AGAINST” the amendment to our bylaws to require a majority vote to elect directors.

13.    What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors?

In order to have a proposal considered for inclusion in the proxy materials for next year’s annual meeting of shareholders, you must submit your proposal by December 6, 2005. If you elect to conduct your own proxy solicitation rather than including a proposal in our proxy statement, or if you seek to nominate a candidate for election, our bylaws permit shareholders to submit such proposals for consideration at next year’s annual meeting of shareholders if we receive such proposals no earlier than February 7, 2006 and no later than March 7, 2006. For more information, see “Shareholder Proposals” below.

14.    How may I communicate with the non-employee directors on Shurgard’s board of directors?

You may write our non-employee directors or our board of directors by sending a letter to the lead director c/o the Corporate Secretary at our address. You may also submit an e-mail to our non-employee directors or our board of directors c/o the lead director at bod@shurgard.com. Neither written communications nor e-mails are screened by our employees.

CORPORATE GOVERNANCE GUIDELINES AND BOARD MATTERS

Our board of directors is committed to conducting its business using the highest principles and practices of corporate governance and stewardship. Our board of directors has codified those principles into a formally adopted set of corporate governance guidelines. Our corporate governance guidelines, director independence criteria, committee charters, codes of business conduct and ethics and other documents setting forth our corporate governance practices can be accessed in the “Corporate Governance” section of our web site at http://investorrelations.shurgard.com or by writing to our Investor Relations department at our address.

Corporate Governance Guidelines. Our board of directors sets high standards for our employees, officers and directors. Implicit in this philosophy is the importance of sound corporate governance. It is the duty of the board of directors to serve as a prudent fiduciary for shareholders and to oversee the management of our business. This oversight requires the board of directors to monitor, review and approve a variety of aspects of our business, including the following:

•	strategic planning, significant corporate actions and major transactions;

•	corporate performance, including but not limited to management’s systems for internal control, financial reporting and public disclosure;

•	establishment and implementation of corporate governance standards, including monitoring compliance with processes designed to ensure the integrity of our actions;

•	adoption of standards for director qualification;

•	evaluation of management performance and compensation, as well as succession plans for management;

•	effectiveness of shareholder relations; and

•	setting and reviewing our investment policies, including use of derivatives and hedging instruments.

Director Qualifications; Standards. Our board of directors has charged the Nominating and Corporate Governance Committee with consideration of nominees for director in accordance with director selection criteria contained in its charter. Although there are no specific minimum criteria, these criteria include independence, professional experience and expertise, industry knowledge, leadership qualities, public company experience and non-business related activities, such as civic service. This Committee also considers legal and NYSE requirements and recommendations and other corporate governance-related guidance regarding board and committee composition.

The board of directors is responsible for reviewing, on an annual basis, the requisite skills and characteristics of members of the board of directors. The board of directors assesses independence, attendance and overall experience and performance of the directors. The Nominating and Governance Committee has set the mandatory retirement age for directors at 75; provided, however, that any board member that has reached retirement age during an elected term is allowed to serve out the remainder of his or her term.

Board Independence. The board of directors has reviewed the relationships between each director and us and has determined that each of its directors that served in 2004, other than Charles K. Barbo, our CEO, David K. Grant, our President and Chief Operating Officer, and Harrell L. Beck, our Executive Vice President and Chief Investment Officer, has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within the meaning of our director independence standards. These independence standards, which are set forth in our corporate governance guidelines (and attached to this proxy statement as Appendix A), are designed to supplement and comply with the NYSE director independence standards, as currently in effect and as they may change from time to time. Messrs. Barbo, Grant and Beck do not meet our director independence standards due to their positions as officers of Shurgard. In December 2004, Mr. Beck resigned as director, and the board of directors elected Mr. Grant to fill the vacancy. The Nominating and Corporate Governance Committee reviews director independence matters and makes recommendations to the board of directors concerning compliance with the NYSE standards and our director independence standards.

The independent directors meet separately from the other directors in executive sessions. The lead director presides over these sessions. After each executive session, any observations or conclusions of the independent directors are communicated to the entire board of directors. In 2004, the non-employee directors met seven times in executive session without Shurgard officers present. The lead director role is designed to be a rotational responsibility with an expected term of one year. The annual term may be renewed once by the board of directors for a maximum appointment of two years. During 2004, the lead director was W. Thomas Porter.

Director Responsibilities. Elected by the shareholders, the board of directors is our ultimate decision-making body, except for those decisions reserved for our shareholders. The board of directors designates our CEO and assists the CEO in selecting senior management, who carry out our day-to-day business. The board of directors advises and counsels senior management and monitors their performance and compensation. Directors must exercise sound business judgment and act in what they reasonably believe to be our best interests and the best interests of our shareholders. In discharging this obligation, directors may reasonably rely on the honesty and integrity of our management as well as that of our independent registered public accountants. Directors and officers are entitled to indemnification as set forth in our articles of incorporation and bylaws. Directors are also expected to spend time visiting our facilities and to attend external and internal education sessions relevant to their service as directors.

Committee Composition

As of the date of this proxy statement our board of directors has eight directors and the following standing committees: (1) Audit, (2) Finance, which is a subcommittee of the Audit Committee, (3) Compensation, (4) Nominating and Corporate Governance and (5) Technology. The membership of each committee and the function of each of the committees are described below. Each of these committees has adopted written charters, which are available on our web site at http://investorrelations.shurgard.com.

Name of Director	Audit		Finance		Compensation		Nominating and Corporate Governance		Technology
Charles K. Barbo
David K. Grant
Anna Karin Andrews							X		X	*
Howard P. Behar					X	*	X
Richard P. Fox	X	*	X	*	X
Raymond A. Johnson					X		X
W. Thomas Porter	X		X				X	*	X
Gary E. Pruitt	X		X		X		X

*	Chair

Gary E. Pruitt, Chief Executive Officer of Univar N.V., based in Bellevue, Washington, was appointed to our board of directors effective February 3, 2005. Mr. Pruitt is filling the vacancy on the board due to the recent retirement of Wendell J. Smith. During 2004, Mr. Smith served on the Audit, Finance, Compensation and Nominating and Corporate Governance committees.

Each of the committees is responsible to the full board of directors, and its activities are therefore subject to the approval of the board of directors. In light of the enactment of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and related regulations issued by the Securities and Exchange Commission (“SEC”) and new corporate governance standards adopted by the NYSE in 2003, the board of directors has examined the functions of the various committees, adopted new or revised charters as appropriate, reviewed our code of business conduct for employees and management and directed revisions and enhancements to those documents where necessary.

The functions performed by these committees are summarized as follows:

Audit Committee. The Audit Committee has the sole authority to retain independent registered public accountants to audit our annual financial statements and to approve any special assignments given to such independent registered public accountants. The Audit Committee also reviews the planned scope of the annual audit and independent registered public accountants’ letter of comments and management’s responses thereto, major accounting changes made or contemplated and the effectiveness and efficiency of our internal accounting staff, internal audit staff and internal controls. The Audit Committee, in conjunction with the Nominating and Corporate Governance Committee, is also responsible for compliance by our personnel with the codes of conduct and the code of ethics. In addition, the Audit Committee is charged with establishing procedures for the anonymous reporting of concerns and complaints regarding accounting and auditing matters. The Audit Committee met 15 times in 2004. For 2004, the members of the Audit Committee were Messrs. Fox (Chair since June 29, 2004), Porter (Chair until June 29, 2004) and Smith and Ms. Andrews. In December 2004, the board of directors appointed Ms. Andrews to the Audit Committee as a temporary replacement for Mr. Smith. In February 2005, the board of directors appointed Mr. Pruitt to the Audit Committee, to replace Ms. Andrews. All three current members of the Audit Committee and Mr. Smith and Ms. Andrews, both of whom served on the Audit Committee during 2004, are (or were) non-employee directors, and the board of directors has determined that each director is (or was) independent in accordance with applicable NYSE listing standards and SEC regulations. The board of directors has determined that W. Thomas Porter and Richard P. Fox each meet the definition of an “audit committee financial expert” under the SEC rules.

Finance Committee. The Finance Committee is a subcommittee of the Audit Committee, which was formed in January 2004 to monitor our present and future capital requirements and to review and provide guidance to the board of directors and management concerning our major financial and investment policies, including adjustments to capital structure, international and domestic monetary and currency issues, hedging policies, insurance and risk management, strategic investments and tax planning. The Audit Committee appointed Messrs. Fox (Chair since June 29, 2004), Porter (Chair until June 29, 2004) and Smith to the Finance Committee. In February 2005, the board of directors appointed Mr. Pruitt to the Finance Committee, to replace Mr. Smith. All three current members of the Finance Committee and Mr. Smith, who served on the Finance Committee during 2004, are (or were) non-employee directors, and the board of directors has determined that each director is (or was) independent in accordance with applicable NYSE listing standards. The Finance Committee met four times in 2004.

Compensation Committee. The Compensation Committee charter sets forth that Committee’s responsibilities, which include, without limitation, the following:

•	to develop our executive compensation philosophy and annually review and approve policies regarding executive compensation programs and practices;

•	to review significant employee benefits programs and recommend and administer executive compensation programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans, director compensation programs and any other cash or stock incentive programs;

•	to annually review executive stock ownership and monitor progress toward meeting ownership guidelines;

•	to produce the annual Compensation Committee report for inclusion in this proxy statement;

•	to review and approve corporate goals and objectives relative to CEO performance and compensation;

•	to discharge the responsibilities of the board of directors relating to selection and development of our senior management; and

•	to evaluate and approve our long-term succession planning.

For 2004, the members of the Compensation Committee were Messrs. Behar (Chair), Fox, Johnson and Smith. In February 2005, Mr. Pruitt was elected to the Compensation Committee to replace Mr. Smith, who retired from the board of directors. All three current members of the Compensation Committee and Mr. Smith who served on the Compensation Committee during 2004, are (or were) non-employee directors, and the board of directors has determined that each director is (or was) independent in accordance with applicable NYSE listing standards. The Compensation Committee met ten times in 2004. (See “Report of Compensation Committee on Executive Compensation” below.)

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee charter directs this Committee to make recommendations to the board of directors regarding:

•	the size and composition of the board of directors;

•	nominees for director positions;

•	structure and members of the Committee;

•	organization of our board of directors and management and oversight of the evaluation of the board of directors and management; and

•	development of policies and procedures to ensure our compliance with statutory and NYSE standards for corporate governance;

and to perform such other duties as may be assigned by the board of directors.

For 2004, the members of the Nominating and Corporate Governance Committee were Mr. Porter (Chair), Ms. Andrews, Mr. Behar and Mr. Johnson. In February 2005, the board of directors appointed Mr. Pruitt to the Nominating and Corporate Governance Committee. All five current members of the Committee are non-employee directors, and the board of directors has determined that each director is independent in accordance with applicable NYSE listing standards. The Nominating and Corporate Governance Committee met nine times in 2004.

Technology Committee. The Technology Committee was formed in May 2003. The Committee’s duties include:

•	review and oversight of our planned investments in technology;

•	oversight of technology product development, as well as actual expenditures;

•	review of our overall strategy in developing its technology and its progress in achieving that strategy; and

•	assessment of the application of information and other advanced technologies to enhance productivity and competitiveness.

Ms. Andrews (Chair) and Mr. Porter are members of the Technology Committee. The Committee met six times in 2004.

In order to oversee our management effectively, all directors are expected to attend all meetings of the board of directors and meetings of committees of the board of directors of which they are members. Directors are expected to be prepared for these meetings and to be able to devote the time required. The board of directors met 12 times in 2004.

All members of the board of directors who served the entire year attended at least 75% of the total number of board meetings and committee meetings of which they are members, with the exception of Mr. Smith. Currently, we do not maintain a formal policy regarding attendance at the annual meeting of shareholders. However, absent extenuating circumstances, directors are expected to attend. All members of the board of directors during 2004 attended the 2004 annual meeting of shareholders.

Director Compensation

The Compensation Committee retains a nationally recognized independent compensation consultant from time to time to assess the level of compensation of the non-employee directors as compared to their peers on other REIT and similarly sized company boards. In addition, the consultant reports to the Compensation Committee regarding trends in non-employee director compensation among public companies of similar size in light of general industry practices, Sarbanes-Oxley, compensation philosophy and best practices. The consultant made recommendations to the Compensation Committee concerning the amount of cash compensation, the use of stock options and restricted stock grants and establishment of stock ownership guidelines for non-employee directors. See “Report of Compensation Committee on Executive Compensation” below.

Fees. Directors who are our employees are not paid any fees for their services as directors. Non-employee directors (with the exception of Mr. Pruitt) were paid an annual retainer in 2004 of $20,000 for serving on the board of directors, $1,500 annually for each committee on which they served, $1,200 for each committee meeting attended and $4,000 for each chair appointment, with the exception of the chair of the Audit Committee who received $10,000. In addition, the board of directors approved an additional payment of $10,000 to Mr. Porter for his services as lead director from May 2004 though May 2005. We reimburse each non-employee director for travel expenses incurred in connection with activities on our behalf.

Options and Restricted Stock. On January 29, 2004, the board of directors granted options for 10,000 shares to Mr. Fox and options for 6,000 shares to each of Messrs. Behar, Johnson, Porter and Smith and Ms. Andrews exercisable at fair market value on the date of grant ($37.50 per share) under our 2000 Long-Term Incentive

Plan, as amended (the “2000 Plan”). These options vest on May 10, 2005. On January 29, 2004, the board of directors granted under the 2000 Plan to each of these directors 700 shares of restricted stock with a market value of $37.50 per share based on the closing price of the date of grant. The restrictions lapse on May 10, 2005. On December 3, 2004, the board of directors granted options for 6,000 shares to each of Messrs. Behar, Fox, Johnson and Porter and Ms. Andrews exercisable at fair market value on the date of grant ($42.77 per share) under the 2000 Plan. These options vest on May 6, 2006. On December 3, 2004, the board of directors granted under the 2000 Plan to each of these directors 800 shares of restricted stock with a market value of $42.77 per share based on the closing price of the date of grant. The restrictions lapse on May 6, 2006.

Stock Ownership Guidelines. At its January 2004 meeting, the Compensation Committee adopted stock ownership guidelines for directors. These guidelines require directors to accumulate shares of our stock equal in value to three times their annual cash retainer over a period of three years.

Code of Ethics. The board of directors has adopted a code of ethics that applies to our CEO, Chief Financial Officer, Chief Accounting Officer, Corporate Controller and persons performing similar functions. The code of ethics is included in our code of business conduct posted on our web site, http://investorrelations.shurgard.com. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to or waiver of the code of ethics with respect to the covered persons by posting such information on our web site.

PROPOSAL I: ELECTION OF DIRECTORS AND DIRECTOR INFORMATION

Our board of directors presently consists of eight members. On February 3, 2005, our board of directors elected Gary E. Pruitt to fill the vacancy created by the recent retirement of Wendell J. Smith. In addition, effective December 3, 2004, the board of directors elected David K. Grant, our President and Chief Operating Officer, to fill the vacancy created by the resignation from the board of Harrell L. Beck, our Executive Vice President and Chief Investment Officer. The appointment of Mr. Grant was recommended to the Nominating and Corporate Governance Committee by one of our non-employee directors. The Committee retained an outside consultant to assist with the search for non-employee directors. This consultant identified Mr. Pruitt as a candidate, and one of our non-employee directors recommended Mr. Pruitt’s appointment to the board of directors. Under Washington law, a director elected by the board of directors to fill a vacancy serves until the next annual meeting of shareholders and until his successor is elected and qualified. Thus, the terms of each of Messrs. Pruitt and Grant expire at the Annual Meeting. In accordance with Washington law, each of Messrs. Pruitt and Grant is nominated as a Class III director for election by our shareholders at the Annual Meeting

Under our current articles of incorporation and bylaws, our board of directors is divided into three classes. Each class is elected for a three-year term, and directors in the other classes remain in office until their respective three-year terms expire, and until their respective successors have been duly elected and qualified. On March 10, 2005, our board of directors approved, subject to shareholder approval, an amendment to our articles of incorporation to eliminate the classified board structure and amended our bylaws accordingly. See “Proposal II: To Approve Amendments to Our Articles of Incorporation Declassifying Our Board of Directors and Providing for the Annual Election of All Directors.”

If Proposal II is approved, our board of directors will be declassified and each of the five directors elected at the Annual Meeting will serve for a one-year term expiring at the annual meeting of shareholders in 2006 and until their successors have been duly elected and qualified, subject to his or her earlier resignation, removal or death. If Proposal II is not approved, our board of directors will remain classified and each of the five directors elected at the annual meeting will be elected to the term associated with the class to which they are elected. Each of Messrs. Pruitt and Grant would serve in Class III until the 2006 annual meeting of shareholders and until his successor has been duly elected and qualified, and each of Ms. Andrews and Messrs. Johnson and Porter would serve in Class II until the 2008 annual meeting of shareholders and until his or her successor has been duly elected and qualified, subject to his or her earlier resignation, removal or death. In either event, each of the remaining directors will serve until his current term expires and until his successor has been duly elected and qualified, subject to his earlier resignation, removal or death.

If any nominee becomes unavailable for any reason (which event is not anticipated), the shares that you vote by returning the enclosed proxy may be voted for such other person or persons as may be determined by the holders of such proxies unless your proxy contains instructions to the contrary.

Information about the Directors Nominated for Election

Class II Directors

Anna Karin “Annika” Andrews (age 34) has served on the board of directors since August 2002. Ms. Andrews is Vice President, Business Development with Northwest Hospital in Seattle, Washington. Prior to her current position, Ms. Andrews served as Chief Information Officer from 1999 to 2001 and served in various other technology and project management capacities with Northwest Hospital. Ms. Andrews received her B.A. in Economics from Princeton University.

Raymond A. Johnson (age 63) has served as a director since September 1997. He retired from Nordstrom, Inc. (NYSE: JWN) as its Co-Chairman and a member of its board of directors in 1996. In June 2002, Mr. Johnson returned to Nordstrom, Inc. to head that company’s catalog and Internet division. He is currently a principal in RAJ LLC, a consulting firm whose primary client is Nordstrom, Inc. Prior to his retirement from Nordstrom, Inc., Mr. Johnson was its Co-President and held a variety of other executive and managerial positions at Nordstrom, Inc. in Washington and California, dating back to 1969. He attended Western Washington University.

W. Thomas Porter (age 71) has served as a director since March 1999. He retired as an Executive Vice President and member of the senior management committee of Seafirst Bank in March 1999, after 15 years in numerous leadership positions with Rainier Bank, Security Pacific Bank and Seafirst Bank (a unit of Bank of America). Prior to his career in banking, for 15 years he was with Touche Ross & Co. in New York and Seattle and was National Partner for Professional Development and Planning. He also was the National Partner in charge of Executive Financial Counseling. He was a Professor of Management Control at the University of Washington for nine years and for one year at the North Europe Management Institute in Oslo, Norway. Mr. Porter has a Bachelor of Science degree from Rutgers University, a Master of Business Administration degree from the University of Washington and a Doctor of Philosophy degree from Columbia University. Mr. Porter is a director of Coldstream Holdings, Inc., a registered investment company.

Class III Directors

Gary E. Pruitt (age 55) was appointed to our board of directors effective February 3, 2005. Mr. Pruitt is the chief executive officer of Univar N.V., a chemical distribution company based in Bellevue, Washington with distribution centers in the United States, Canada and Europe. Mr. Pruitt joined Univar in 1978 and held a variety of senior management positions until his appointment as chairman and chief executive officer in 2002. Mr. Pruitt was a certified public accountant prior to joining Univar. Mr. Pruitt has a Bachelor’s degree from Gonzaga University.

David K. Grant (age 51) was appointed to our board of directors effective December 3, 2004. Mr. Grant joined Shurgard Incorporated in November 1985 as Director of Real Estate. He served as our Executive Vice President and Director of Real Estate Investment from December 1993. In January 1996, Mr. Grant became President of Shurgard Europe and moved to Brussels, Belgium where our European headquarters are located. During this time, he also continued to serve as an Executive Vice President of Shurgard Incorporated. He returned to the United States in August 2003 to take on the role of President and Chief Operating Officer. He also served as Interim Chief Financial Officer from January 2004 until September 2004. Mr. Grant has a Bachelor of Arts degree in Business Administration and a Bachelor of Science degree in Accounting, both from Washington State University.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR ALL NOMINEES FOR DIRECTOR.

Information about Directors Whose Terms of Office Continue After the Annual Meeting

Class I Directors

Charles K. Barbo (age 64) served on our board of directors and has been our Chairman and Chief Executive Officer since 1995. Mr. Barbo has been involved as a principal in the real estate investment industry since 1969. Mr. Barbo is one of the co-founders of Shurgard Incorporated, which was organized in 1972 to provide property management services for self storage facilities and other real estate and commercial ventures. Prior to the merger of our former management company, Shurgard Incorporated, with and into Shurgard in 1995, he served as Chairman of the Board and President of Shurgard Incorporated. On the closing of the merger with Shurgard Incorporated, he was named Chairman of the Board, President and CEO. Mr. Barbo is a graduate of the Owner/President Management Program of Harvard Business School and has a Bachelor of Arts degree in history from the University of Washington. He is an alumnus of the Young Presidents’ Organization.

Howard P. Behar (age 60) was appointed to the board of directors in December 2002 and began his term in January 2003. Mr. Behar has been a director of Starbucks Coffee Company (NASDAQ: SBUX), a retail coffee company, since January 1996. Mr. Behar served as President of Starbucks Coffee International, Inc. from June 1994 until his retirement in late 1999. He rejoined Starbucks in September 2001 as President, North American Operations and retired from that position in late 2002. Mr. Behar also served as the Executive Vice President, Sales and Operations from February 1993 to June 1994 and held various other senior operations and management positions with that company beginning in 1989. Mr. Behar has been a director of Gap, Inc. (NYSE: GPS) since 2003, where he is a member of the Compensation and Management Development Committee and the Governance, Nominating and Social Responsibility Committee.

Richard P. Fox (age 57) was appointed to the board of directors in January 2004. Since October 2001, Mr. Fox has been a Partner in RavenFire LLC, which provides consulting services to entrepreneurs and the financial services industry. From April 2000 to September 2001, he was an officer of CyberSafe, an Information Technology security company, serving as President and Chief Operating Officer. From April 1998 to February 2000, Mr. Fox was Vice President, Chief Financial Officer and a director at Wall Data, an international enterprise software company. Mr. Fox spent 28 years with Ernst & Young, last serving as managing partner of the Seattle office. He has a BBA from Ohio University and an MBA from the Fuqua School of Business, Duke University, and is a CPA in Washington State. He also serves as Treasurer and is a member of the Board of Trustees of the Seattle Foundation, on the Board of Visitors of the Fuqua School of Business, Duke University, and on the board of directors of Premera Blue Cross, a managed healthcare company; aQuantive (NASDAQ: AQNT), an Internet marketing company; and Flow International (NASDAQ:FLOW), a machine tool manufacturer.

PROPOSAL II: TO APPROVE AMENDMENTS TO OUR ARTICLES OF INCORPORATION DECLASSIFYING OUR BOARD OF DIRECTORS AND PROVIDING FOR THE ANNUAL ELECTION OF ALL DIRECTORS

The board of directors recommends that our articles of incorporation be amended to eliminate the classified structure of our board of directors and to provide for the annual election of all directors.

Article 7 of our articles of incorporation currently provides that:

•	the board of directors is divided into three classes as nearly equal in number as possible;

•	one of the three classes stands for reelection each year; and

•	each class of directors serves for a three-year term.

The board of directors has resolved that our articles of incorporation should be amended to repeal the classified board provisions and to make certain other conforming changes. The proposed amendment to the articles of incorporation is attached to this proxy statement as Appendix B.

As described in our proxy statement relating to our 2004 annual meeting of shareholders, as part of the Nominating and Corporate Governance Committee’s review of our corporate governance practices, the Committee conducted an in-depth analysis of the issues related to the staggered election of directors, as compared with annual election of directors. After completion of this review, the Committee prepared a report of these issues and recommended to our board of directors that our articles of incorporation be amended to repeal the classified board provisions.

The board of directors believes that the staggered election system has helped assure continuity and stability of our business strategies and policies and has reinforced a commitment to a long-term point of view rather than encouraging excessive focus on short-term goals. Although these are important benefits, the board of directors is sensitive to the growing concern of today’s investors and our shareholders regarding the accountability of the board of directors for company performance and quality corporate governance and believes that the board would be equally effective in protecting shareholder interests under an annual election system. Thus, the board of directors has determined that changing the structure of the board of directors to non-staggered terms would be in our best interests and the best interests of our shareholders.

If the shareholders approve these amendments to our articles of incorporation, then each director elected at the Annual Meeting will serve a one-year term to expire at the 2006 annual meeting of shareholders and until their successors have been duly elected and qualified, subject to his or her earlier resignation, removal or death. In addition, any director appointed by the board of directors to fill any newly created directorship or vacancy will hold office for a term to expire at the next ensuing annual meeting of shareholders.

If the shareholders do not approve these amendments, our board of directors will remain classified and each of the five directors elected at the annual meeting will be elected to the term associated with the class to which they are elected. Messrs. Pruitt and Grant would serve in Class II until the 2006 annual meeting of shareholders, and until their successors have been duly elected and qualified, and Ms. Andrews and Messrs. Johnson and Porter would serve in Class I until the 2008 annual meeting of shareholders, and until their successors have been duly elected and qualified, subject to the earlier resignation, removal or death.

In either event, the terms of the remaining directors will continue until their current terms expire, and until their successors have been duly elected and qualified, subject to the earlier resignation, removal or death. Accordingly, Messrs. Barbo, Behar and Fox will serve until the 2007 annual meeting of shareholders, and until their successors have been duly elected and qualified, subject to the earlier resignation, removal or death

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE AMENDMENTS TO OUR ARTICLES OF INCORPORATION DECLASSIFYING OUR BOARD OF DIRECTORS AND PROVIDING FOR THE ANNUAL ELECTION OF ALL DIRECTORS.

PROPOSAL III: TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board of directors has appointed PricewaterhouseCoopers LLP (“PwC”) as independent registered public accountants to audit our consolidated financial statements for the fiscal year ending December 31, 2005. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain PwC and may retain that firm or another without re-submitting the matter to our shareholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in our best interests of and the best interests of our shareholders.

Representatives of PwC are expected to be available at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so. In 2004, the board of directors adopted a policy that allows the shareholders to ratify the Audit Committee’s selection of auditors at the Annual Meeting every year.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2005.

PROPOSAL IV: DIRECTOR ELECTION MAJORITY VOTE STANDARD PROPOSAL

Our current bylaws provide that directors are elected by a plurality of votes cast; that is, the directors elected are those that receive the highest number of votes cast at our annual meeting of shareholders. The Massachusetts State Carpenters Pension Fund, or MSCPF, the owner of approximately 1,000 shares of our common stock, requests that we amend our bylaws to provide that director nominees shall be elected by the affirmative vote of a majority of votes cast at an annual meeting of shareholders.

Proponent’s Argument

Our Company is incorporated in Washington. Among other issues, Washington corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Washington law provides that unless otherwise specified in the articles of incorporation, the plurality vote standard will be in effect regarding the election of directors. (Revised Code of Washington, Section 23B.07.280, Voting for Directors—Cumulative Voting). Section 4.3.2 of the Company’s bylaws states that at each election of directors, the persons receiving the greatest number of votes shall be the directors.

MSCPF feels that it is appropriate and timely for the board of directors to initiate a change in the Company’s director election vote standard. Specifically, this shareholder proposal urges that the board of directors initiate a change to the directors election vote standard to provide that, in director elections, a majority vote standard will be used in lieu of the Company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the board of directors.

Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. So even if 99.99% of the shares “withhold” authority to vote for a candidate or all the candidates, a 0.01% “for” vote results in the candidate’s election or re-election to the board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the board of directors.

It is MSCPF’s contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company’s governance and the board of directors. MSCPF’s proposal is not intended to limit the judgment of the board of directors in crafting the requisite governance change. For instance, the board of directors should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.

Board of Directors’ Response

The composition of our board of directors is carefully prescribed by federal and state laws and by regulatory agencies, including the New York Stock Exchange. In addition, our board of directors and, in particular, the

Nominating and Corporate Governance Committee, carefully monitor the diversity and breadth of experience of the members of our board of directors. At the same time, our board of directors is sensitive to the growing concern of today’s investors and our shareholders regarding the accountability of the board of directors for company performance and quality corporate governance. We believe that our corporate governance guidelines and the proposed amendments to our articles of incorporation to de-classify our board of directors promote accountability and support our commitment to sound corporate governance.

Washington corporate law and the Model Business Corporation Act of the American Bar Association provide for the election of directors by a plurality vote, which is standard for public companies. Our current bylaws adopt this approach. The majority vote requirement proposed by MSCPF would present a number of practical problems and would almost certainly have unintended and unforeseen consequences. Requiring a majority vote would give one or more shareholders a disproportionate amount of leverage by allowing that special interest shareholder or shareholder group to threaten to withhold enough votes to defeat a nominee or even the full slate of nominees, even though the withheld votes are substantially less than a majority of the outstanding shares. Coupled with the proposed annual election of all directors, one or more minority shareholders could prevent the election of all directors.

Vacancies on our board of directors or its committees pose serious practical issues. Under our bylaws, the remaining members of the board of directors may fill any vacancies. However, legal and regulatory requirements, such as SEC rules and regulations and NYSE listing standards, provide strict requirements regarding the composition of our board of directors and its committees. A majority of our board of directors, including all members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, must be independent. The NYSE further requires that our Audit Committee consist of a minimum of three members. A majority vote rule could cause us to violate one or more of these requirements, risking the delisting of our stock or other consequences.

The Company’s current plurality voting requirement for the election of directors is also fair and impartial in that it applies equally to any candidate who is nominated for election of the board of directors. The nominees who receive the most votes cast for the number of directors to be elected will be elected to the board of directors, whether the candidate is nominated by our board of directors or by a shareholder. For example, a shareholder nominee could be elected under the current standard, if the number of votes cast for that nominee exceeds the number of votes cast for one or more other nominees, including persons nominated by the board of directors. If the proposal were adopted, a shareholder nominee might fail to win election to the board even if such person received more votes than an incumbent director nominee, simply because the shareholder nominee did not receive a majority of the votes cast.

Finally, the Proponent’s suggestion that the proposal would “strengthen the Company’s governance” is misleading, because of the gross exaggeration of the 99.99% withheld vote illustration. In our history as a public company, the largest withheld vote from any board-nominated candidate was less than 6%. The Proposal suggests that directors for the Company’s board are being elected by minimal affirmative votes and that change is in order. That clearly is not the case for the Company.

For the foregoing reasons, the board of directors believes that this proposal is not in the best interests of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE DIRECTOR ELECTION MAJORITY VOTE STANDARD PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 1, 2005, certain information with respect to the beneficial ownership of common stock by each director, Mr. Barbo, our CEO, our four other most highly compensated executive officers, Ms. McKay, who served as our Executive Vice President, Secretary and General Counsel until her resignation on December 3, 2004, and our directors and executive officers as a group. It also sets forth, as of the dates noted, certain information with respect to shareholders who beneficially own more than 5% of the shares of our common stock. Based on such information furnished by such owners, and except as otherwise noted, we believe that the beneficial owners of the shares of common stock listed below have sole voting and investment power with respect to such common stock.

NAME AND ADDRESS OF BENEFICIAL OWNER	TITLE OF CLASS	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP		PERCENT OF CLASS
Morgan Stanley 1585 Broadway New York, NY 10036	Common Stock	3,683,558	(1)	7.9%
Cohen & Steers, Inc. 757 Third Avenue New York, NY 10017	Common Stock	3,948,653	(2)	8.7%
Security Capital Research & Management, Inc. 10 South Dearborn Street, Suite 1400 Chicago, IL 60603	Common Stock	2,470,740	(3)	5.3%
Charles K. Barbo 1155 Valley Street, Suite 400 Seattle, WA 98109	Common Stock	2,012,500	(4)	4%
David K. Grant	Common Stock	195,550	(5)	*
Harrell L. Beck	Common Stock	356,388	(6)	*
Devasis Ghose	Common Stock	4,525		*
Steven K. Tyler	Common Stock	80,464	(7)	*
Christine M. McKay**	Common Stock	68,906	(8)	*
Anna K. Andrews	Common Stock	28,367	(9)	*
Howard P. Behar	Common Stock	19,600	(10)	*
Richard P. Fox	Common Stock	11,500	(11)	*
Raymond A. Johnson	Common Stock	49,450	(12)	*
W. Thomas Porter	Common Stock	49,336	(13)	*
Gary E. Pruitt	Common Stock	800		*
All directors and executive officers as a group (12 persons)	Common Stock	2,877,386	(14)	6%

*	Less than 1%.
**	Ms. McKay’s holdings are reflected as of December 31, 2004.
(1)	All information with respect to Morgan Stanley is based solely on Schedule 13G dated February 15, 2005, filed by Morgan Stanley. Morgan Stanley has sole voting power and sole dispositive power over 2,748,773 shares (approximately 5.9% of the total outstanding shares) and shared voting power and shared dispositive power over 2,525 shares (less than 1% of the total outstanding shares). Morgan Stanley Investment Management Inc., a wholly owned subsidiary of Morgan Stanley, beneficially owns 3,419,165 shares (7.3% of the total outstanding shares). Of these shares, Morgan Stanley Investment Management, Inc. has sole voting power and sole dispositive power over 2,562,055 shares (5.5% of the total outstanding shares) that are owned by accounts that it manages on a discretionary basis.
(2)

All information with respect to Cohen & Steers, Inc. is based solely on Schedule 13G dated February 14, 2005, filed by Cohen & Steers, Inc. Cohen & Steers, Inc. has sole voting power over 3,511,827 shares

(approximately 7.5% of the total outstanding shares), sole dispositive power over 3,930,127 shares (approximately 8.4% of the total outstanding shares) and shared voting power and shared dispositive power over 18,526 shares (less than 1% of the total outstanding shares). Cohen & Steers Capital Management Inc., a wholly owned subsidiary of Morgan Stanley, beneficially owns 3,930,127 shares. Of these shares, Cohen & Steers Capital Management, Inc. has sole voting power over 3,511,827 shares and sole dispositive power over all of the shares. Houlihan Rovers SA, in which Cohen & Steers, Inc. holds a 50% ownership interest, has sole voting power and sole dispositive power over the 18,526 shares.

(3)	All information with respect to Security Capital Research & Management, Inc. is based solely on Schedule 13G dated February 15, 2005, filed by Security Capital Research & Management, Inc. Security Capital Research & Management, Inc. has sole voting power over 771,940 shares (approximately 1.7% of the total outstanding shares), sole dispositive power over 2,391,740 shares (approximately 5.1% of the total outstanding shares) and shared voting power and shared dispositive power over 79,000 shares (less than 1% of the total outstanding shares).
(4)	Includes 794,900 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days, 10,570 shares held for Mr. Barbo’s individual account under the Employee Stock Ownership portion of our Employee Retirement Savings Plan and Trust (the “ESOP”), 2,000 shares held by trusts of which Mr. Barbo is a trustee and 410 shares owned by a corporation controlled by Mr. Barbo.
(5)	Includes 25,744 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days, 200 shares held directly by Mr. Grant’s child and 8,452 shares held for Mr. Grant’s individual account under the ESOP.
(6)	Includes 294,237 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days and 7,799 shares held for Mr. Beck’s individual account under the ESOP.
(7)	Includes 26,861 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days and 1,598 shares held for Mr. Tyler’s individual account under the ESOP.
(8)	Includes 21,247 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days and 1,064 shares held for Ms. McKay’s individual account under the ESOP.
(9)	Includes 23,000 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days.
(10)	Includes 16,000 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days.
(11)	Includes 10,000 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days.
(12)	Includes 44,500 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days.
(13)	Includes 38,000 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days.
(14)	Includes an aggregate of 1,294,489 shares issuable on exercise of stock options currently exercisable or exercisable within 60 days.

EXECUTIVE COMPENSATION

Executive Officers of the Registrant

The following table sets forth certain information regarding our executive officers as of December 31, 2004.

Name	Age	Positions and Offices with Shurgard
Charles K. Barbo	63	Chairman of the Board and Chief Executive Officer

David K. Grant	51	Director, President and Chief Operating Officer

Harrell L. Beck	47	Executive Vice President, Chief Investment Officer and Treasurer

Devasis Ghose	51	Executive Vice President and Chief Financial Officer

Jane A. Orenstein	49	Vice President, General Counsel and Corporate Secretary

Steven K. Tyler	52	Senior Vice President, Retail Services

Biographical information regarding Messrs. Barbo and Grant is included under Proposal I above.

Harrell L. Beck joined Shurgard Incorporated in April 1986 and has held a number of positions since joining Shurgard, including President, Senior Vice President, Chief Financial Officer, Treasurer and Eastern Regional Vice President. Mr. Beck was appointed Executive Vice President and Chief Investment Officer in February 2004. Mr. Beck also served as a director from July 1993 through December 2004. Prior to joining Shurgard Incorporated, Mr. Beck was a manager with Touche Ross & Co., where he was employed for approximately six years, during which time he provided services primarily to clients in the real estate and aerospace industries. Mr. Beck has a Bachelor of Arts degree in Business Administration from Washington State University.

Devasis Ghose joined Shurgard in June 2004 and was appointed Executive Vice President and Chief Financial Officer in September 2004. For more than 16 years between 1986 and 2003, Mr. Ghose served as part of the executive team of Health Care Property Investors, a public REIT listed on the New York Stock Exchange (NYSE: HCP), most recently as Senior Vice President, Finance and Treasurer. Prior to HCP, he was with Price Waterhouse in the United States and KPMG in the United Kingdom. Mr. Ghose has a Bachelor of Science degree in Physics from the University of Delhi and received his MBA from the University of California, Los Angeles. In addition to being a CPA, he is a Fellow of the Institute of Chartered Accountants in England and Wales.

Jane A. Orenstein joined Shurgard in 1999 and has spent the last five years as an Assistant General Counsel until she was named Vice President, General Counsel and Corporate Secretary in December 2004. Prior to working at Shurgard, Ms. Orenstein served four years as Assistant General Counsel for Smart & Final Inc. (NYSE: SMF) in Commerce, California. Ms. Orenstein has over twenty years experience as a corporate and government lawyer. Ms. Orenstein received her law degree from the University of Southern California Law Center and her Bachelor of Arts degree in history from the University of California, Los Angeles.

Steven K. Tyler has served as Senior Vice President of Retail Services since August 2003, overseeing marketing, sales center and human resources activities. He also interfaces with field leadership regarding business plan implementation. He was Senior Vice President in charge of sales, marketing and domestic operations from November 2000 to August 2003. Mr. Tyler joined Shurgard Incorporated in May of 1996 as Regional Vice President of Midwest and East Coast markets. Prior to joining Shurgard, he was a Regional Operations Manager with Victoria’s Secret (a division of The Limited) and Casual Corner (a division of U.S. Shoe) and a District Operating Manager with Gap and Sears. He has a Bachelor of Arts degree in Business Administration from the University of Minnesota-Duluth.

Compensation of Executives

The following table sets forth the compensation paid for services rendered during the fiscal years ended December 31, 2004, 2003 and 2002, to Mr. Barbo, our CEO, to our four other most highly compensated executive officers at the end of 2004 and to Ms. McKay, who served as our Executive Vice President, Secretary and General Counsel until her resignation on December 3, 2004.

Summary Compensation Table

		ANNUAL COMPENSATION				LONG-TERM COMPENSATION AWARDS
NAME AND PRINCIPAL POSITION	YEAR	SALARY(1)($)		BONUS(2)($)		RESTRICTED STOCK AWARDS(3)($)		SHARES UNDERLYING OPTIONS/ STOCK OPTION AWARDS(#)	ALL OTHER COMPENSATION ($)
Charles K. Barbo Chairman and CEO	2004 2003 2002	363,462 350,000 300,000		102,813 136,140 -0-		417,264 382,279 365,760	(5)	75,330 76,091 104,477	4,436 4,590 4,000	(11)

David K. Grant President and Chief Operating Officer	2004 2003 2002	363,462 325,000 300,000		132,519 98,250 75,000		365,127 2,467,086 -0-	(6)	65,913 77,228 -0-	18,455 38,196 22,171	(12)

Harrell L. Beck Executive Vice President, Chief Investment Officer and Treasurer	2004 2003 2002	259,615 220,000 200,000		89,376 86,300 38,500		156,495 143,594 135,871	(7)	28,249 28,586 38,806	24,949 57,135 25,345	(13) (14)

Devasis Ghose Executive Vice President and Chief Financial Officer	2004 2003 2002	144,231 -0- -0-	(4)	55,168 -0- -0-	(4)	186,273 -0- -0-	(8)	37,024 -0- -0-	769 -0- -0-	(15)

Steven K. Tyler Senior Vice President, Operations	2004 2003 2002	244,039 235,000 200,000		85,000 93,300 38,850		119,970 120,132 120,196	(9)	21,657 23,910 34,328	14,547 12,465 12,328	(16)

Christine M. McKay Former Senior Vice President, Secretary and General Counsel	2004 2003 2002	206,731 175,000 165,000		50,750 62,595 34,650		-0- 112,800 83,610	(10)	-0- 20,000 23,881	13,913 12,750 10,544	(17)

(1)	Our payroll is processed biweekly and paid on alternating Fridays. In most years, this results in 26 pay periods; however, in 2004, there were 27 pay periods. Accordingly, actual salaries paid to all of our employees in 2004 were 1/26th, or approximately 3.9%, higher than their base salaries.
(2)	Represents bonus awards earned during the identified year pursuant to the terms of incentive compensation, discretionary bonus and profit-sharing arrangements. A portion of the 2004 bonus amount listed for each executive officer represents an estimate of the executive officer’s bonus that is based on company performance. These amounts are subject to final approval by the board of directors subsequent to the filing and printing of this proxy statement.
(3)

The listed dollar values of restricted shares shown in the table for the 2004 grants are based on the per share closing price of our common stock on the date of grant (December 3, 2004) of $42.77. The listed dollar values of restricted shares shown in the table for the 2003 grants are based on the per share closing price of our common stock on the date of grant (December 17, 2003) of $37.60, except with respect to

Mr. Grant, who also received a grant of 2,090 shares on July 24, 2003, on which date the per share closing price of our common stock was $33.30. The listed dollar values of restricted shares shown in the table for the 2002 grants are based on the per share closing price of our common stock on the date of grant (December 11, 2002) of $31.35.

(4)	Mr. Ghose joined Shurgard in June 2004. Accordingly, these amounts represent salary and prorated bonus paid to Mr. Ghose for approximately seven months of service.
(5)	As of December 31, 2004, Mr. Barbo held 60,254 restricted shares with an aggregate 2004 fiscal year end value of $2,651,779 based on the per share closing price of our common stock on that date of $44.01.
(6)	As of December 31, 2004, Mr. Grant held 74,390 restricted shares with an aggregate 2004 fiscal year end value of $3,273,904 based on the per share closing price of our common stock on that date of $44.01.
(7)	As of December 31, 2004, Mr. Beck held 20,770 restricted shares with an aggregate 2004 fiscal year end value of $914,088 based on the per share closing price of our common stock on that date of $44.01.
(8)	As of December 31, 2004, Mr. Ghose held 4,525 restricted shares with an aggregate 2004 fiscal year end value of $199,145 based on the per share closing price of our common stock on that date of $44.01.
(9)	As of December 31, 2004, Mr. Tyler held 17,000 restricted shares with an aggregate 2004 fiscal year end value of $748,170 based on the per share closing price of our common stock on that date of $44.01.
(10)	As of December 31, 2004, Ms. McKay held 11,042 restricted shares with an aggregate 2004 fiscal year end value of $485,958 based on the per share closing price of our common stock on that date of $44.01.
(11)	Represents $4,436 contributed by us under the ESOP.
(12)	Represents $4,436 contributed by us under the ESOP, $5,408 of employer-matching contributions under our Employee Retirement Savings 401(k) Plan (the “401(k) Plan”) and a payment of approximately $8,611 relating to interests in cash distributions from certain partnerships earned in 2004 but yet to be paid as of the date of printing of this proxy statement.
(13)	Represents $4,436 contributed by us under the ESOP, $5,276 of employer-matching contributions under the 401(k) Plan, $7,437 of payments toward annual insurance premiums for an executive disability plan, payments totaling $6,200 relating to interests in cash distributions from certain partnerships and a payment of approximately $1,600 relating to interests in cash distributions from certain partnerships earned in 2004 but yet to be paid as of the date of printing of this proxy statement.
(14)	Includes a payment of $3,691 relating to interests in cash distributions from certain partnerships earned in 2003 but paid after the printing of the proxy statement in connection with the 2004 annual meeting of shareholders and therefore not previously reported.
(15)	Represents $769 of employer-matching contributions under the 401(k) Plan.
(16)	Represents $4,436 contributed by us under the ESOP, $5,276 of employer-matching contributions under the 401(k) Plan and $4,835 of payments toward annual insurance premiums for an executive disability plan.
(17)	Represents $4,436 contributed by us under the ESOP, $5,276 of employer-matching contributions under the 401(k) Plan and $4,201 of payments toward annual insurance premiums for an executive disability plan.

Option Grants

The following table sets forth certain information regarding options to purchase shares of common stock granted to our executive officers for whom compensation information is reported in this proxy statement during the fiscal year ended December 31, 2004.

OPTION GRANTS IN LAST FISCAL YEAR

NAME	NUMBER OF SHARES UNDERLYING OPTIONS GRANTED(1)	PERCENT OF TOTAL OPTIONS GRANTED TO EMPLOYEES IN FISCAL YEAR(2)		EXERCISE PRICE ($/SHARE)(3)	EXPIRATION DATE	GRANT DATE PRESENT VALUE($)(4)
Charles K. Barbo	75,330	11.5%		42.77	12/03/2014	398,390
David K. Grant	65,913	10.0%		42.77	12/03/2014	348,587
Harrell L. Beck	28,249	4.3%		42.77	12/03/2014	149,398
Devasis Ghose	13,484 23,540	2.1 3.6	% %	37.85 42.77	06/07/2014 12/03/2014	71,311 124,494
Steven K. Tyler	21,657	3.3%		42.77	12/03/2014	114,535
Christine M. McKay	-0-	N/A		-0-	N/A	-0-

(1)	Unless otherwise noted, the options vest in annual installments of 33.33% commencing on the first anniversary of the date of grant. In the event of certain business combinations, the vesting of outstanding options will be accelerated. All grants were made under the 2000 Plan. (See “Long-Term Incentives” below.)
(2)	Based on options to purchase a total of 656,333 shares of common stock granted to employees during fiscal year 2004.
(3)	Exercise price is equal to the fair market value of our common stock on the date of grant.
(4)	The fair value of options granted during 2004 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used: dividend yield of 5.24%; expected volatility of 21.52%; risk free interest rate of 3.61%; and expected life of 5.6. The weighted-average fair value of options at date of grant was $5.2886 for options granted in 2004. We do not necessarily advocate or agree that the Black-Scholes method can properly determine the value of a stock option.

Option Exercises in Last Fiscal Year and Year-End Option Values

The following table sets forth certain information regarding options exercised during the last fiscal year and the value of unexercised options held as of December 31, 2004 for each of our executive officers for whom compensation information is reported in this proxy statement.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND YEAR-END OPTION VALUES

	SHARES ACQUIRED ON EXERCISE(#)	VALUE REALIZED ($)(1)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS AT FISCAL YEAR-END(#)		VALUE OF UNEXERCISED IN-THE-MONEY OPTIONS AT FISCAL YEAR-END($)(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Charles K. Barbo	-0-	N/A	794,900	160,882	$13,929,576	$859,454
David K. Grant	-0-	N/A	25,744	117,397	$197,493	$476,683
Harrell L. Beck	58,967	$732,015	294,237	57,754	$5,583,026	$289,456
Devasis Ghose	-0-	N/A	-0-	37,024	$-0-	$112,251
Steven K. Tyler	41,339	$469,220	26,861	49,039	$310,981	$273,886
Christine M. McKay	81,524	$1,193,781	21,247	21,293	$245,747	$186,238

(1)	The value realized is the difference between the fair market value (closing price of our common stock) of the underlying common stock at the time of exercise and the exercise price.
(2)	This amount is the aggregate number of outstanding options with exercise prices below $44.01 (per share closing price of common stock on December 31, 2004), multiplied by the difference between $44.01 and the exercise price of those options. There is no guarantee that, if and when these options are exercised, they will have this value.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Our compensation system is structured to attract and retain executives who are entrepreneurial and agree to be compensated, in significant part, by creating value for shareholders. The Compensation Committee is composed of non-employee directors, all of whom are independent under the NYSE listing standards. The Committee reviews and approves all corporate goals and objectives relevant to the compensation for our CEO, evaluates the CEO’s performance in light of those goals and objectives and determines and approves the CEO’s compensation level based on this evaluation. In addition, the Committee determines and approves, or recommends to our board of directors to approve, the compensation of our top approximately 15 executives and certain incentive-compensation and equity-based plans. The Committee also reviews and recommends the compensation arrangements for the board of directors, including compensation for committee membership and attendance at meetings. The Committee evaluates and establishes our compensation strategy annually, including the apportionment of pay between fixed compensation elements and incentive compensation, and the design of incentive compensation programs. Pursuant to the Committee’s sole discretion to retain and terminate compensation consultants, the Committee, from time to time, engages a consultant to conduct comprehensive analyses of our programs for executives and non-employee directors, including assessments based on competitive practices. This information was most recently updated in November 2004. In addition, a survey of competitive compensation practices for non-employee directors was presented to the Committee in January 2004.

The objectives of our executive compensation program are:

•	to align the financial interests of our executives with those of its shareholders, both in the short and long term;

•	to provide incentives for achieving and exceeding our short-term and long-term goals; and

•	to retain and attract highly competent executives by providing total compensation that is competitive with compensation at other well-managed companies in the self storage and REIT industries.

The Committee compares total compensation levels with a 15-company REIT peer group, including companies with which we compete for attraction and retention of executives. In addition, the Committee looks at the compensation practices for a group of similarly sized non-REIT companies. Our compensation policies are designed to deliver fixed compensation elements, including salary, incentive compensation, benefits and perquisites at or around the fiftieth (50th) percentile of the peer group. The Committee also uses enterprise-wide performance measures, such as net operating income (“NOI”) or funds from operations (“FFO”), a common metric used in comparing REIT performance, in reviewing and establishing compensation levels for the coming year. For detailed definitions of NOI and FFO please refer to our annual report on Form 10-K for the year ended December 31, 2004.

There are three major components of our compensation program: salary, bonus and long-term incentives.

Salary. The Committee reviews and sets individual salaries for senior executives annually. In determining individual salaries, the Committee considers the scope of job responsibilities, individual contributions, business performance, labor market conditions, our salary budget guidelines and current compensation as compared to market practice.

Bonus. Our bonus program is based on both company and individual performance goals. These goals and objectives may include financial metrics such as FFO growth, same store NOI growth, special goals for achievement of new initiatives, performance as compared to peer companies or other measures of financial or strategic achievement at the individual, department or total company level. At the beginning of each year, a target annual incentive amount is set for each participating executive as part of an annual bonus program approved by the board of directors, which sets specific financial performance measures for Shurgard as a whole and separately for various departments. At the end of the year, actual results are compared with each performance goal and incentive awards are calculated. By the terms of the bonus plan, extraordinary events such as major restructuring and accounting changes are excluded. If maximum performance goals are achieved or exceeded the maximum bonus is approximately 200% of the target bonus.

In fiscal 2004, the objective financial performance measure selected by the Committee for the company performance component of the target bonus was portfolio yield. For senior executives, these measures determined 50% of each executive’s annual incentive, with the exception of the CEO, the President and the Chief Investment Officer, for whom this component was 75%. Individual performance goals, which determined the balance of each executive’s incentive, were based on the executive’s performance in fulfilling job responsibilities, achieving specific individual goals, such as adhering to their department’s budget, and contributing to our success. Actual incentive payments could vary from zero to 200% of the target incentive amount based on individual, department and total company performance. At the beginning of 2005, results were evaluated for each performance goal set for fiscal 2004. Bonus payments for executive officers for fiscal 2004 ranged from 58.3% to 142.5% of target amounts with an average of 93.9%.

Long-Term Incentives. For the past few years, Shurgard has used two long-term incentive programs for its executives, a stock option program and a restricted stock award program. The value intended to be delivered through each program is approximately 50% of total competitive long-term incentive value. In fiscal 2004, Shurgard awarded stock option grants and restricted stock to approximately 14 executives and key employees under the 2000 Plan and/or the 2004 Long-Term Incentive Plan (the “2004 Plan”). Approximately another 90 “middle management” employees received stock option grants in December 2004. Grants and awards are typically made in December of each year except for grants made in connection with new hires and promotions. For 2005, the Compensation Committee has voted to adopt performance standards for restricted stock awards to the five most highly compensated executives. Under this program, a pool of restricted shares will be authorized by the board of directors each year, with the number of shares adjusted by the Committee based on an overall assessment of company performance and such other factors as the Committee deems relevant. These factors may include performance against financial goals of the annual business plan, quality of plan execution, the need to retain executives or other factors. After the total restricted share pool is authorized by the Committee, awards to individuals are based on leadership skills, sustained performance and business impact. The total value of the restricted share pool, before adjustments by the Committee, is intended to represent 50% of competitive long-term incentive value delivered to the participating executives.

For the annual stock option program, the Committee sets option guidelines based on current competitive practice and scope of responsibility of each level of eligible participants. In determining the number of options awarded to each executive, the Committee considers the guideline for the executive’s position, achievement of individual and company performance targets, sustained contribution to Shurgard and future leadership potential. The exercise price of stock options is the fair market value on the grant date and options may not be repriced. Options have a 10-year term and become exercisable over the first four years following the grant date.

Additional Awards and Programs. The Committee may grant additional short-term or long-term awards to recognize increased responsibilities or special contributions, to attract new hires, to retain executives or to recognize other special circumstances. Shurgard also offers its executives and other employees the opportunity to participate in a 401(k) Plan and Employee Stock Ownership Plan (“ESOP”) known as the Shurgard Employee Retirement Savings Plan and Trust, through which Shurgard may make discretionary matching contributions. The salary deferral component of this plan provides for participants to direct their contributions to one or more of a variety of mutual fund investment options administered by Fidelity Investments. In addition, Shurgard has an Employee Stock Purchase Plan (the “ESPP”) under which employees may purchase Shurgard common stock through payroll deduction at a discounted share price of not less than 85% of the fair market value on any offering date. Because of recent regulatory changes, Shurgard expects to amend the ESPP in 2005 to increase the discounted share price to not less than 95% of the fair market value on any offering date. Shurgard provides its executive officers and key managers with life and medical insurance, perquisites and other benefits that are reasonable and competitive with market practices.

Executive Officer Stock Ownership. Commencing in 2004, seven senior executives, including the CEO, are required to achieve an ownership stake in the Company of at least three times their annual salary in the case of Messrs. Barbo and Grant, and one times their annual salary in the case of the five other individuals. Until the ownership level is achieved, executives must retain at least half of the after-tax value of each equity award (vesting of restricted stock or exercise of options). There are additional limitations on the amount of shares that may be sold by executive officers of the Company in a twelve-month period. Executives may count toward these requirements: (i) their personal stock holdings; (ii) non-performance based restricted shares; and (iii) shares that are fully vested in Shurgard’s ESOP. Shares underlying unexercised stock options are not counted in calculating ownership.

Compensation and Evaluation of the CEO. In late 2003, the Committee set Mr. Barbo’s annual salary for 2004 at $350,000, after considering Mr. Barbo’s years of experience in and knowledge of the self storage industry, his leadership in infusing Shurgard with strong corporate values and a common mission and the continued improvement of operating results from Shurgard’s properties. Mr. Barbo’s bonus earned in fiscal 2004 was $102,813, which was 58.8% of his target bonus. This bonus was awarded by the Committee based on its assessment of Mr. Barbo’s performance using a CEO “report card” evaluation process. The evaluation process consisted of the following steps: (i) preparation by Mr. Barbo of a written self evaluation; (ii) information gathered on Shurgard’s financial performance, industry performance, results of any surveys conducted and published commentary with respect to Shurgard’s performance; (iii) a meeting of the Committee to independently review Mr. Barbo’s self-evaluation and for each member to conduct its own evaluation; and (iv) presentation of the evaluation to Mr. Barbo with a discussion and written feedback. Mr. Barbo’s performance goals and objectives for 2004 included achievement of strategic planning initiatives, financial performance goals as discussed above under “Bonus,” and management of direct reports and communication of vision and business strategy to employees.

Policy with Respect to Section 162(m) Limitations. Section 162(m) of the Internal Revenue Code limits the tax deduction available to public companies for compensation paid to the CEO and the four other most highly compensated executive officers to $1 million in any taxable year, unless certain performance, disclosure and shareholder approval requirements are met. The compensation disclosed in this proxy statement does not exceed the $1 million limit. Executive compensation for 2005 is expected to qualify for deductibility. The 2004 Long-Term Incentive Plan is designed to permit the grant of options, performance awards and performance-based restricted stock and restricted stock units that qualify for deductibility under Section 162(m). To the extent there is no adverse effect on this performance-related approach or on Shurgard’s ability to provide competitive compensation, it is the Committee’s policy to minimize executive compensation expense that is non-deductible by Shurgard for tax purposes.

Respectfully submitted,

Compensation Committee

Howard P. Behar, Chair

Richard P. Fox

Raymond A. Johnson

Gary E. Pruitt

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is now, and was for all of 2004, composed entirely of outside directors, including those directors named as signatories to the Compensation Committee Report above, George P. Hutchinson, until his death in January 2004, and Wendell J. Smith, until his retirement in February 2005. Compensation Committee members do not have any professional, familial or financial relationship with our CEO or our other executive officers that would require separate disclosure in our SEC filings, other than their directorship.

STOCK PRICE PERFORMANCE

Set forth below are line graphs comparing the cumulative total return on our common stock during the period beginning on December 31, 1999 and ending on December 31, 2004, the last day of our 2004 fiscal year, with the cumulative total return on the Standard & Poor’s 500 Index, the Equity REIT Index prepared by NAREIT and the Russell 2000 Index. Because the Company was recently added to the Russell 2000 Index, we intend to use that index in the future in lieu of the NAREIT Equity REIT Index to compare our stock performance. The comparison assumes $100 was invested on January 1, 2000 and assumes reinvestment of dividends. The stock price performance shown on the graphs is not necessarily indicative of future price performance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Purchase of Institutional Fund Partnership Interests

In April 2003, we purchased all of the remaining general partnership interests owned by Mr. Barbo and Arthur W. Buerk in Shurgard Partners L.P. II, (“Shurgard Partners II”), the general partner of a limited partnership known as Shurgard Institutional Fund L.P. II (“Fund II”). Fund II was one of two partnerships formed in the late 1980s to develop storage centers which featured investments by public employee pension funds as the original limited partners. Fund II was not consolidated in 1994 with most of the Shurgard sponsored partnerships due to this participation by public employee pension funds. The purchase prices of the general partnership interests in Fund II were based on third party fair market value appraisals of the properties owned by Fund II and were approved unanimously by our non-interested directors. Of the $1.6 million total purchase price, $784,000 was paid to Mr. Barbo. Subsequent to the end of the third quarter, we identified an error in the calculation of the purchase price paid for the partnership interests. This error resulted in an overpayment to the general partners of Shurgard Partners II of $1.4 million. Both Mr. Barbo and Mr. Buerk reimbursed us for the overpayments. Mr. Barbo continues to hold a general partnership interest in Shurgard Institutional Fund L.P.

On July 8, 2003, we loaned €1.9 million (approximately $2,151,940 based on exchange rates as of July 8, 2003, which rates were applied in all the amounts listed below) to E-Parco, a Belgian company that is owned by certain employees of Shurgard Europe. E-Parco has an indirect ownership interest in Shurgard Europe through Recom & Co. SNC (“Recom”), a Belgian company and our subsidiary. E-Parco used the proceeds of this loan to repurchase its shares from Mr. Grant and certain former employees of Shurgard Europe. Mr. Grant received €1.2 million (approximately $1,359,120) for his shares, and €700,000 (approximately $792,820) was paid to the former employees. The purchase price for the E-Parco shares was based on recent third party sales transactions for interests in Shurgard Europe. As partial consideration for the loan, E-Parco granted us an option to purchase its 377 Recom shares for €4.3 million (approximately $5.3 million based on exchange rates as of July 2, 2004) plus forgiveness of the loan including accrued interest.

In April 2004, our board of directors approved the exercise of our option to purchase the remaining shares of Recom owned by E-Parco on the terms and conditions described above. We exercised the option on June 1, 2004 and closed the purchase of E-Parco shares on July 2, 2004. Since July 2, 2004, we have been the sole shareholder of Recom. The purchase increased our total share of Shurgard Europe to 87.23%.

Employment Agreements; Change in Control Arrangements

1993 Plan. The 1993 Plan provides that, on the occurrence of certain transactions, including certain mergers and other business combinations involving us, outstanding options will become fully exercisable. Such options, if not exercised, will terminate on consummation of such transactions. In the alternative, at our discretion and the discretion of the corporation(s) participating in such transactions, such options may be assumed by the acquiring or surviving corporation.

1995 Plan. In the event of certain mergers or consolidations, a sale, lease, exchange or other transfer of all or substantially all of our assets or a liquidation or dissolution, outstanding options, stock appreciation rights and restricted stock under the 1995 Plan will become fully exercisable, subject to certain exceptions. In addition, the Compensation Committee may take such further action as it deems necessary or advisable, and fair to participants, with respect to outstanding awards under the 1995 Incentive Plan.

2000 Plan. In the event of certain mergers or consolidations, a sale of substantially all of our assets or a liquidation, each option, stock appreciation right or stock award that is at the time outstanding will automatically accelerate so that each such award shall, immediately prior to such corporate transaction, become 100% vested, except that such award will not so accelerate if, and to the extent: (i) such award is, in connection with the corporate transaction, either to be assumed by the successor corporation or parent thereof or to be replaced with a comparable award for the purchase of shares of the capital stock of the successor corporation or its parent corporation or (ii) such award is to be replaced with a cash incentive program of the successor corporation that preserves the spread existing at the time of the corporate transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such award. Any such awards that are assumed or replaced in the corporate transaction and do not otherwise accelerate at that time shall be accelerated in the event the holder’s employment or services should subsequently terminate within two years following such corporate transaction, unless we terminate such employment or services for cause or the holder voluntarily terminates his or her employment or services without good reason.

2004 Plan. In the event of certain mergers or consolidations, a sale of substantially all of our assets or a liquidation, each option or stock award that is at the time outstanding will automatically accelerate so that each such award shall, immediately prior to such corporate transaction, become 100% vested, except that such award will not so accelerate if, and to the extent: (i) such award is, in connection with the corporate transaction, either to be assumed by the successor corporation or parent thereof or to be replaced with a comparable award for the purchase of shares of the capital stock of the successor corporation or its parent corporation or (ii) such award is to be replaced with a cash incentive program of the successor corporation that preserves the spread existing at the time of the corporate transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such award. Any such awards that are assumed or replaced in the corporate transaction and do not otherwise accelerate at that time shall be accelerated in the event the holder’s employment or services should subsequently terminate within two years following such corporate transaction, unless we terminate such employment or services for cause or the holder voluntarily terminates his or her employment or services without good reason.

Senior Management Employment upon Business Combination Agreements. We have entered into an agreement with each of our executive officers that provides for payments in the event that the employee’s employment is terminated by us other than for cause, or by the employee for good reason, within two years after certain business combination transactions, including, but not limited to, changes of control. The agreements provide for the continuation of benefits and continued employment or pay for two and one-half years of annual salary and average bonus, and, in the event of certain taxation of payments made under these agreements, additional payments necessary for the officers to receive the benefits contemplated by the agreements.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference therein. The members of the Audit Committee for 2004 were Mr. Fox as Chairman, Mr. Porter, Mr. Smith and Ms. Andrews. In December 2004, the board of directors appointed Ms. Andrews to serve as a temporary replacement for Mr. Smith. In February 2005, Mr. Pruitt was appointed to the Audit Committee to replace Ms. Andrews. The board of directors has determined that each member of the Audit Committee is independent as defined by current New York Stock Exchange listing standards and corporate governance rules. The Audit Committee’s responsibilities under its charter include the following:

•	Monitoring the preparation of quarterly and annual financial reports by Shurgard’s management, including discussions with management and our independent registered public accountants;

•	Reviewing matters concerning the relationship between us and our outside registered public accountants, including their appointment or removal; reviewing the scope of their audit services and related fees and determining whether the outside registered public accountants are independent (based in part on the annual letter provided to us pursuant to Independence Standards Board Standard No. 1);

•	Overseeing management’s implementation of effective systems of internal financial controls and monitoring their progress and results;

•	Assisting the board of directors in overseeing the integrity of our financial statements and compliance with legal and regulatory requirements;

•	Pre-approval of the retention of the independent auditor for all audit and such non-audit services as the independent auditor is permitted to provide to us and approval of the fees for such services; and

•	Preparing the report for inclusion in this proxy statement.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s charter. On November 13, 2003, our former independent auditors, Deloitte & Touche LLP (“Deloitte”), notified the Audit Committee and management of its resignation. Deloitte’s resignation was reported on a current report on Form 8-K filed with the SEC on November 20, 2003. The Audit Committee commenced a search for a new independent auditor and in January 2004 engaged PricewaterhouseCoopers LLP (“PwC”).

Throughout the progress of the audit, the Audit Committee met with PwC to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. The Audit Committee’s review included discussion with PwC on those matters required to be discussed pursuant to Statement on Auditing Standards (“SAS”) No. 61 (Communication with Audit Committees), SAS 99 (Consideration of Fraud in a Financial Statement Audit) and Securities and Exchange Commission rules discussed in Final Releases 33-8183 and 33-8183a. The Audit Committee also discussed with PwC matters relating to their independence, including the disclosures made to the Audit Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and whether the provision of services other than audit services is compatible with maintaining independence. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence. The Audit Committee continued to monitor the scope and adequacy of our internal auditing program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.

On the basis of these reviews and discussions, the Audit Committee recommended to the board of directors that the board of directors approve the inclusion of our audited financial statements in our annual report on Form 10-K for the year ended December 31, 2004, for filing with the SEC.

As a result of the adoption of Sarbanes-Oxley, the board of directors is required to determine whether we have an “audit committee financial expert” on the Audit Committee. An “audit committee financial expert” is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant’s financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions. Based on its review of the experience and qualifications of the Audit Committee members, the board of directors determined at its meeting held in April 2004 that the following members of the Audit Committee are qualified as audit committee financial experts: W. Thomas Porter and Richard P. Fox.

Respectfully submitted,

Audit Committee

Richard P. Fox, Chair

W. Thomas Porter

Gary E. Pruitt

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Change of Independent Public Accountants. The following information as to the resignation of Deloitte & Touche LLP (“Deloitte”) and the appointment of PwC as our new registered public accountants was previously disclosed in prior filings with the SEC.

On November 13, 2003, Deloitte, our former independent auditor, notified the Company of its resignation. Deloitte’s reports on our consolidated financial statements for the previous two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. We authorized Deloitte to respond fully to the inquiries of the successor auditor concerning the matters described in this section. During the fiscal years ended December 31, 2001 and 2002 and the subsequent interim period through the date of Deloitte’s resignation, Deloitte did not advise us that information had come to Deloitte’s attention that led it not to be able to rely on management’s representations, except as follows:

In resigning as our auditor, Deloitte advised us that its resignation arose from Deloitte’s conclusion that it was no longer willing to rely on management’s representations due to concerns about our communications with Deloitte regarding an overpayment of approximately $1.4 million to Charles K. Barbo, our Chairman and CEO, and another individual not affiliated with us. We made the overpayment in connection with the liquidation of an affiliated limited partnership formed in 1990. The transaction involving the liquidation payments was approved by our independent directors in January 2003, consummated in April 2003 and disclosed in our quarterly reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, as filed with the SEC.

The possibility that an overpayment had occurred was first discovered on October 24, 2003. Over the next two weeks, we had discussions with Mr. Barbo to confirm the occurrence and amount of the overpayment, during which time Mr. Barbo indicated he would reimburse any overpayment made to him as soon as the overpayment had been confirmed. Following a meeting of the Audit Committee on November 7, 2003, Deloitte inquired about the original liquidation transaction in connection with its review of the disclosure of the transaction in the footnotes of our third quarter financial statements. During these conversations, we advised Deloitte of the overpayment and the expected reimbursement and discussed with them the potential impact of the reimbursement on the pending quarterly filing. On November 8, 2003, we had several additional conversations with Deloitte regarding the transaction, the overpayment and the expected impact of the overpayment and reimbursement on our financial statements. On that same day, we notified the Chairman of the Audit Committee of the overpayment and expected reimbursement.

On November 10, 2003, Deloitte met with the Chairman of the Audit Committee to express its concerns regarding management’s communications with Deloitte surrounding the overpayment, including the timing of and inconsistencies in those communications. In particular, Deloitte expressed concern that the overpayment was brought to its attention after the Audit Committee had, in its November 7, 2003 meeting, approved third quarter financial statements presented at that meeting that did not include corrections relating to the overpayment. In addition, Deloitte expressed concerns that it received conflicting statements regarding the date the error was initially discovered. Following the November 10 meeting with Deloitte, the Chairman of the Audit Committee interviewed our management and personnel to review the facts relating to the discovery and correction of the overpayment and our communications with Deloitte regarding the overpayment.

On November 12, 2003, the Audit Committee convened a meeting attended by Deloitte. At that meeting, the Chairman of the Audit Committee presented a summary of his conclusions from these interviews. The Chairman reported that management had explained that they had not reported the overpayment sooner because it was immaterial to the financial statements and management had not conclusively determined with the general partners that an overpayment had been made. The Chairman advised Deloitte that based on these interviews and management’s explanation, he did not believe there had been any intentional misrepresentation by management and that, in his opinion, the facts surrounding the initial liquidation payment, the discovery of the overpayment and the communication with Deloitte about overpayment did not call into question the reliability of management’s representations. Deloitte indicated that it would be discussing the matter internally and would report back to the Chairman of the Audit Committee.

On November 13, 2003, Deloitte orally informed our President and the Chairman of the Audit Committee, in separate conversations, that, having considered all of the facts surrounding the disclosure and communication of the overpayment, Deloitte had concluded that it was no longer willing to rely on representations of management, and as a result was resigning as our auditor without completing its review of the financial statements for the three- and nine-month periods ended September 30, 2003. On that same day, the Chairman of the Audit Committee and our outside counsel asked Deloitte for further clarification of the facts leading to the resignation and whether the facts warranted Deloitte’s conclusion. Deloitte agreed to respond by the following day. On November 14, 2003, we received a letter of resignation from Deloitte, dated November 13, 2003. The letter stated, “This will confirm that the client-auditor relationship between Shurgard Storage Centers, Inc. (Commission File No. 0-11455) and Deloitte & Touche LLP has ceased.” Later that day, in a telephone call between Deloitte, the Chairman of the Audit Committee and outside counsel, Deloitte indicated that its conclusion was based on the totality of the facts surrounding management’s communications to Deloitte regarding the overpayment. Deloitte further indicated that the events surrounding management’s communications to Deloitte regarding the overpayment were the sole basis for its conclusion.

During the fiscal years ended December 31, 2001 and 2002 and the subsequent interim period through the date of Deloitte’s resignation, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreements in connection with its reports, except the following:

In a letter to the Audit Committee dated March 12, 2002, Deloitte noted that there had been a disagreement regarding the accounting of our interests in certain joint venture arrangements into which we had entered from 1998 to 2000. We had consulted the SEC’s Office of the Chief Accountant and another accounting firm prior to concluding to restate our financial statements for the years ended December 31, 1998, 1999 and 2000, and subsequent interim periods. Our restatements occurred in December 2001. Deloitte indicated in its March 12, 2002 letter that as a result of the restatement this disagreement had been satisfactorily resolved.

During the fiscal years ended December 31, 2001 and 2002 or the subsequent interim period through the date of Deloitte’s resignation, Deloitte did not advise us that the internal controls necessary for us to develop reliable financial statements did not exist, except as follows:

In connection with its audit of our financial statements for the year ended December 31, 2001, Deloitte advised us of a reportable condition involving our internal control. Deloitte advised us that our procedures for the preparation and review of financial information, and its presentation in our communications (including periodic reports and annual reports to shareholders), lacked processes that provide for and document review by personnel with adequate knowledge to prevent errors in preparation and presentation. Deloitte indicated that it did not believe the reportable condition was a material weakness. Deloitte advised our management to review and revamp these procedures as appropriate to ensure clarity of accountability and responsibility in the financial reporting process. In response, management proposed and implemented certain process improvements to address these concerns. Management reviewed the proposed process improvements with the Audit Committee and Deloitte.

We provided Deloitte a copy of the foregoing disclosures and filed a letter from Deloitte addressed to the SEC stating its agreement with such statements with our report on Form 8-K regarding this matter (initially filed with the SEC on November 20, 2003).

On January 8, 2004, the Audit Committee approved the engagement of PwC as our independent registered public accountants to audit our financial statements for the fiscal year ended December 31, 2003. Because

Deloitte advised us that it would not consent to the use of any of its prior audit reports in the Company’s future SEC filings, the Audit Committee also engaged PwC to re-audit the Company’s financial statements for the fiscal years ended December 31, 2001 and 2002.

During the fiscal years ended December 31, 2002, 2003 and 2004 and the subsequent interim period to the date of this proxy statement, the Company did not consult with PwC regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

PwC. In connection with its audit of our 2003 financial statements, PwC reported to the Audit Committee that it had identified certain deficiencies in our internal controls that in PwC’s view in the aggregate constituted a material weakness under standards established by the American Institute of Certified Public Accountants. In connection with its audit of our 2004 financial statements, PwC has reported to the Audit Committee that it has identified certain deficiencies in our internal control over financial reporting that in PwC’s view constitute material weaknesses under standards established by the Public Company Accounting Oversight Board. These matters have been discussed among management, our independent registered public accountants and our Audit Committee. We have assigned the highest priority to the correction of these deficiencies and have taken several actions to correct them as more fully discussed in our prior filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2004.

Audit Fees

The following table shows the fees paid or accrued by us for the audit and other services for fiscal 2004 and 2003.

	PwC		Deloitte
	2003	2004	2003	2004
Audit Fees(1)	$4,808,000	$4,930,000	$513,574	$0
Audit-Related Fees(2)	0	0	18,250	0
Tax Fees(3)	0	764,200	57,980	0
All Other Fees(4)	0	29,800	0	0

Total	$4,808,000	$5,724,000	$589,804	$0

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings, including the audit of the effectiveness of, and our assessment of, our internal control over financial reporting. The fees billed by PwC in 2003 include fees for professional services rendered for the audit of our annual financial statements for the fiscal years ended December 31, 2001, 2002 and 2003, and for the reviews of the interim financial statements included in our quarterly reports on Form 10-Q for the periods ended March 31, 2003, June 30, 2003 and September 30, 2003. The audit fees for Deloitte do not include fees related to the 2003 audit of Shurgard Self Storage SCA of approximately $500,000.
(2)	Audit-related fees consisted primarily of accounting consultations, employee benefit plan audits, services related to acquisitions and other attestation services.
(3)	For fiscal 2003 and 2004, tax fees principally included fees for tax compliance, tax advice and tax planning.
(4)	All other fees principally include fees incurred for services rendered in connection with an assessment of our legal and operational risks in Belgium, the Netherlands and Germany.

Audit Committee Pre-Approval Policy. The Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services provided by our independent auditor. The policy is designed to ensure that the provision of these services does not impair the auditor’s independence. Under the policy, any services provided by the independent auditor, including audit, audit-related, tax and other services, must be specifically pre- approved by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate responsibilities to pre-approve services performed by the independent auditor to management. For 2004, all non-audit services were pre-approved.

SOLICITATION OF PROXIES

The proxy card accompanying this proxy statement is solicited by the board of directors. Proxies may be solicited by our officers, directors and regular supervisory and executive employees, none of whom will receive any additional compensation for their services. We have retained D.F. King & Co., Inc. to solicit proxies at an approximate cost of $20,000, plus reasonable expenses. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph or messenger. We will reimburse persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding solicitation materials to their principals. We will pay all the costs of soliciting proxies.

OTHER MATTERS

We know of no other matters that are likely to be brought before the Annual Meeting. If, however, other matters not now known or determined come before the Annual Meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their judgment in such matters.

SHAREHOLDER PROPOSALS

Submission of Shareholder Proposals for Inclusion in the Proxy Statement. For a shareholder proposal to be considered for inclusion in our proxy statement for the annual meeting of shareholders next year, the written proposal must be received by our Corporate Secretary at our principal executive offices no later than February 7, 2006. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Proposals should be addressed to: Corporate Secretary, Shurgard Storage Centers, Inc., 1155 Valley Street, Suite 400, Seattle, Washington 98109.

Advance Notice Procedures for Director Nominations and Other Business. Shareholders who intend to nominate persons for election to the board of directors or to present a proposal at the 2006 annual meeting of shareholders without inclusion of the proposal in our proxy materials must provide advance written notice of such nomination or proposal in the manner required by our bylaws. Notice of nominations, complying with Section 4.3.1 of the bylaws, or notice of other business, complying with Section 3.5.1 of our bylaws, must be delivered to our Corporate Secretary at our principal executive offices no earlier than February 7, 2006 and no later than March 7, 2006. If less than 60 days’ notice or public disclosure of the date of the 2006 annual meeting of shareholders is given, then notice must be received not later than the close of business on the tenth day following the date on which notice of such meeting is first mailed to shareholders or such public disclosure was made. Any shareholder notice shall set forth: (i) the name and address of the shareholder making the proposal; (ii) a representation that the shareholder is entitled to vote at the annual meeting and a statement of the number of shares of our stock that are beneficially owned by the shareholder; (iii) a representation that the shareholder intends to appear in person or by proxy at the annual meeting to propose such business; and (iv) as to each matter the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the annual meeting, the language of the proposal and any material interest of the shareholder in presenting the proposal.

Nomination of Director Candidates. You may propose director candidates for consideration by the board of directors’ Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for board membership and should be directed to our Corporate Secretary at the address of our principal executive offices set forth above. In addition, our bylaws permit shareholders to nominate directors for election at an annual shareholders meeting in accordance with the procedures described above.

The Nominating and Corporate Governance Committee considers nominees for director recommended by shareholders in accordance with the procedures governing such nominations set forth in our bylaws. The Committee maintains a list of director candidates to consider and propose to the board of directors should a vacancy arise. If necessary or desirable in the opinion of the Committee, the Committee will determine appropriate means for seeking additional director candidates, including engagement of any outside consultant to assist the Committee in the identification of director candidates. The Committee’s charter contains a list of director selection criteria to assist the Committee members in identifying candidates. The Committee does not assign specific weights to particular criteria and no particular criterion is applicable to all prospective candidates. Assuming that a shareholder suggesting a nomination follows the procedure outlined in this section, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by members of the board of directors or by any other persons.

We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Copy of Bylaw Provisions. You may contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates. Our bylaws also are available on our web site at http://investorrelations.shurgard.com.

ANNUAL REPORT

We have mailed each shareholder a copy of our 2004 Annual Report. You can request additional copies without charge by writing or calling our Investor Relations Department at (800) 947-8673. The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and/or annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies. A single annual report and proxy statement will be delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the affected shareholders. If, at any time, you wish to receive a separate copy of this proxy statement and/or the accompanying annual report or you wish to discontinue “householding” and arrange to receive a separate annual report and proxy statement in the future, please direct your written request to Shurgard Storage Centers, Inc., 1155 Valley Street, Suite 400, Seattle, WA 98109, Attention: Investor Relations, or contact our Investor Relations Department by telephone at (800) 947-8673. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should also contact our Investor Relations Department.

By Order of the Board of Directors,

Jane A. Orenstein

Corporate Secretary

Seattle, Washington

April     , 2005

APPENDIX A

EXCERPT FROM CORPORATE GOVERNANCE GUIDELINES

Independence

A majority of the members of the Board of Directors must be independent directors, as such term is defined by the rules of the New York Stock Exchange (“Outside Directors”). No director shall qualify as “independent” unless the Board finds by the affirmative vote of a majority of its members that the director satisfies the requirements for independence under the NYSE rules and rules promulgated by the Securities and Exchange Commission, each as amended from time to time. In order to be deemed independent, a director must comply with all rules promulgated by the SEC and the NYSE regarding independence, each as amended from time to time. To preserve independence and to avoid conflicts of interest, each director shall advise the Chairman and Chief Executive Officer in advance of accepting an invitation to serve on another public company Board of Directors.

The members of the Audit Committee shall satisfy the additional independence requirements set forth by the SEC and the NYSE.

A-1

APPENDIX B

PROPOSED AMENDMENTS TO ARTICLES OF INCORPORATION OF

SHURGARD STORAGE CENTERS, INC.

Article 7 of the Articles of Incorporation of the corporation shall be amended and restated in its entirety as follows:

ARTICLE 7. DIRECTORS

The Board of Directors shall be composed of not fewer than three nor more than nine Directors, the specific number to be set by resolution of the Board of Directors; provided that the Board of Directors may be less than three until vacancies are filled. No decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director. The Board of Directors shall be divided into three classes, with the classes to be as equal in number as may be possible.

At each annual meeting of shareholders, the number of all Directors equal to the number of Directors in the class whose term expires at the time of such meeting shall be elected to serve until the third next ensuing annual meeting of shareholders. Unless a Director dies, resigns or is removed, he or she will hold office for the term elected or until his or her successor is elected and qualified, whichever is later. Directors may be removed only for cause. Directors need not be shareholders of this corporation or residents of the State of Washington. Written ballots are not required in the election of Directors.

Notwithstanding anything to the contrary in Article 9, any amendment or modification of this Article 7 shall require the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote at an election of Directors; provided, however, that the number of Directors may be increased above nine by the affirmative vote of two-thirds of the Continuing Directors then in office. “Continuing Directors” means the Directors who are members of the Board of Directors immediately following the formation of this corporation and each new Director nominated or elected by a majority of the Continuing Directors.

B-1

SHURGARD STORAGE CENTERS, INC.

PROXY FOR THE 2005 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 6, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Charles K. Barbo and David K. Grant, and each of them, Proxies with full power of substitution and hereby authorizes them to represent and to vote as designated below all the shares of Class A Common Stock, of Shurgard Storage Centers, Inc. held of record by the undersigned on March 11, 2005, at the 2005 Annual Meeting of Shareholders to be held on May 6, 2005, or any adjournment or postponement thereof, as follows:

THE PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

The Board of Directors Recommends a Vote “FOR” the listed nominees.

1. Election of Directors

01.) Anna Karin Andrews

02.) David K. Grant

03.) Raymond A. Johnson

04.) W. Thomas Porter

05.) Gary E. Pruitt

FOR all Nominees    WITHHOLD ALL     FOR all Except

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

The Board of Directors Recommends a Vote “FOR” the listed nominees.

2. To approve an amendment to our articles of incorporation declassifying our board and providing for the annual election of all directors

FOR AGAINST ABSTAIN

The Board of Directors Recommends a Vote “FOR” this proposal.

3. The approval of PricewaterhouseCoopers LLP as our independent registered public accountants

FOR AGAINST ABSTAIN

The Board of Directors Recommends a Vote “AGAINST” this proposal.

4.	To approve an amendment to our bylaws requiring a majority vote to elect directors

FOR AGAINST ABSTAIN

IMPORTANT - PLEASE DATE AND SIGN ON THE OTHER SIDE

In their discretion, the Proxies are authorized to vote on such other business as may properly be brought before the meeting or any adjournment or postponement thereof. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR ALL NOMINEES” IN ITEM 1, “FOR” ITEMS 2 & 3 AND “AGAINST” ITEM 4.

The undersigned acknowledges receipt from the Company, prior to the execution of this Proxy, of a Notice of Annual Meeting of Shareholders and a Proxy Statement dated April 4, 2005.

Please sign below exactly as your name appears on this proxy card.

When shares are held jointly, each person must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships and associations and give his or her title.

Dated:             , 2005

Signature

Signature, if held jointly

YOUR VOTE IS IMPORTANT. PROMPT RETURN OF THIS PROXY CARD WILL

HELP SAVE THE EXPENSE OF ADDITIONAL SOLICITATION EFFORTS.